Exhibit n

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Permal Hedge Strategies Fund II

We consent to use of our report dated May 23, 2014, with respect to the financial statements of Permal Hedge Strategies Fund II, as of March 31, 2014, included herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Prospectuses and the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

June 10, 2014